Filed Pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated June 30, 2020

To Prospectus dated February 28, 2020

Registration No. 333-236787

MONDELĒZ INTERNATIONAL, INC.

Pricing Term Sheet

$1,000,000,000 0.625% Notes due 2022

Summary of Terms

Issuer:	Mondelēz International, Inc.

Description of Securities:	$1,000,000,000 0.625% Senior Notes due 2022

Trade Date:	June 30, 2020

Settlement Date:	July 2, 2020 (T+2)

Maturity Date:	July 1, 2022

Issue Price (Price to Public):	99.986%

Benchmark Treasury:	0.125% due June 30, 2022

Benchmark Treasury Price / Yield:	99-301⁄4 / 0.152%

Spread to Benchmark Treasury:	+48 bps

Yield to Maturity:	0.632%

Coupon:	0.625%

Interest Payment Dates:	Semi-annually on January 1 and July 1 of each year, commencing January 1, 2021.

Day Count Convention:	30/360

Optional Redemption:	The greater of par and make-whole at Treasury plus 10 basis points, plus accrued and unpaid interest to the date of redemption.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	609207 AV7 / US609207AV77
Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 S&P: BBB

Underwriters:

Joint Book-Running Managers:

BBVA Securities Inc.

Citigroup Global Markets Inc.

TD Securities (USA) LLC

Morgan Stanley & Co. LLC

U.S. Bancorp Investments, Inc.

BNP Paribas Securities Corp.

Senior Co-Managers:

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Co-Managers:

Academy Securities, Inc.

C.L. King & Associates, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

No PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the EEA.

This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated June 30, 2020 and the accompanying Base Prospectus dated February 28, 2020 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. at (212) 728-1500, Citigroup Global Markets Inc. toll-free at (800) 831-9146 or TD Securities (USA) LLC toll-free at (855) 495-9846.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.